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Shareholder Meeting
On April 16,  1998,  a special  shareholder  meeting  was held at which the four
Trustees  identified  below were elected and the  selection of Deloitte & Touche
LLP as the independent certified public accountants and auditors of the Fund for the fiscal year  beginning  November 1, 1997 was  ratified  (Proposal  No. 1) as described in the Fund's proxy  statement  for that  meeting.  The following is a report of the votes cast:
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                                                                Withheld/                          Broker
Nominee/Proposal             For               Against          Abstain         Total              Non-Votes
Trustees

C. Howard Kast               2,042,243.123     32,129.029                0      2,074,372.152      160,705
Robert M. Kirchner           2,042,243.123     32,129.029                0      2,074,372.152      160,705
Ned M. Steel                 2,042,243.123     32,129.029                0      2,074,372.152      160,705
George C. Bowen              2,042,243.123     32,129.029                0      2,074,372.152      160,705
Proposal No. 1               2,030,209.892     12,330.611       31,831.649      2,074,372.152      160,705
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